Exhibit 21.  Subsidiaries of the Registrant
___________________________________________

The Timken Company has no parents.

The active subsidiaries of the Company (all of which are included in the consolidated financial statements of the Company and its subsidiaries) are as follows:

                                   State or sovereign      Percentage of
                                   power under laws        voting securities
Name                               of which organized      owned by Company
____________________________________________________________________________

Timken Communications Company        Ohio                      100%
Timken do Brasil                     State of Sao Paulo,       100%
  Commercio e Industria, Ltda.         Brazil
Timken de Mexico S.A. de C.V.        Mexico                    100%
Australian Timken Proprietary,       State of Victoria,        100%
  Limited                            Australia
Timken Europa GmbH                   West Germany              100%
Timken South Africa (Pty.)           South Africa              100%
  Limited
Canadian Timken, Limited             Province of Ontario,      100%
                                       Canada
Nihon Timken K.K.                    Japan                     100%
Latrobe Steel Company                Pennsylvania              100%
The Timken Service & Sales Co.       Ohio                      100%
Timken Italia, S.R.L.                Italy                     100%
EDC, Inc.                            Ohio                      100%
M.P.B. Corporation                   Delaware                  100%
Timken Espana, S.L.                  Spain                     100%



____________________


The Company also has a number of inactive subsidiaries which were incorporated for name-holding purposes.









                                  EXHIBIT 21


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